Exhibit 5.2

+1 212 450 4000 davispolk.com	Davis Polk & Wardwell LLP 450 Lexington Avenue Exhibit 5.2 New York, NY 10017

July 30, 2026

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

We have acted as special counsel to Comcast Corporation, a Pennsylvania corporation (the “Company”), NBCUniversal Media, LLC, a Delaware limited liability company and Comcast Cable Communications, LLC, a Delaware limited liability company (the “Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its 5.168% Notes due 2037 (the “Notes”, and together with the related guarantees by the Guarantors, collectively, the “New Securities”), issued pursuant to an indenture dated as of September 18, 2013 (the “Base Indenture”) by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of November 17, 2015 (the “First Supplemental Indenture”) among the Company, the guarantors named therein (the “Guarantors”) and the Trustee and as further supplemented by the Second Supplemental Indenture dated as of July 29, 2022 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee, for any and all of its outstanding 5.168% Notes due 2037 (the “Old Notes”, and together with the related guarantees by the Guarantors, collectively, the “Old Securities”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when the New Securities are executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting

Comcast Corporation	2	July 30, 2026

creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, (y) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation and Limited Liability Company Laws of the State of Delaware, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business or such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as the foregoing opinion involves matters governed by the laws of Pennsylvania, we have relied, without independent inquiry or investigation, on the opinion of the Senior Deputy General Counsel of Comcast Corporation, filed with the Registration Statement on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP